Exhibit 99.1
Trane Technologies Announces Human Resources, Communications and Marketing Leadership Transition

•Marcia Avedon, executive vice president and chief human resources, marketing and communications officer, to retire in April
•Mairéad Magner named senior vice president and chief human resources officer
•Carrie Amendum Ruddy named senior vice president and chief communications and marketing officer

SWORDS, Ireland, Jan. 6, 2022 – Trane Technologies (NYSE: TT), a global climate innovator, today announced that Marcia Avedon, Ph.D., executive vice president and chief human resources, marketing and communications officer, has announced her planned retirement from the company in April 2022 after 15 years of service and a distinguished career. Mairéad Magner has been named senior vice president and chief human resources officer, and Carrie Amendum Ruddy has been named senior vice president and chief communications and marketing officer, effective immediately. Magner and Ruddy will report to Dave Regnery, Trane Technologies board chair and CEO, and will serve on the Enterprise Leadership Team as executive officers of the company.

Avedon has served as chief human resources officer since 2007, also overseeing the company’s communications, marketing and government relations functions. She led the launch of the company’s diversity and inclusion strategy, and dramatically enhanced the strategic value of the company’s people and stakeholder engagement practices. Avedon has led through significant organizational change and transformation, including several mergers and acquisitions. She is widely recognized for building an engaging, award-winning culture at the company.

Avedon currently serves on the board of directors for Generac Power Systems. She is a fellow and director of the National Academy of Human Resources, and serves on the board for the HR Policy Association (HRPA) and chairs the HRPA’s Center on Executive Compensation. She was a founder and inaugural chair of the University of South Carolina’s Center for Executive Succession and currently serves on the board.

“Marcia has been integral to our transformation over many years, resulting in the Trane Technologies of today,” said Regnery. “She has worked in deep partnership with me as well as former chair and CEO Mike Lamach to shape our unique and uplifting culture. Through her leadership in professional, academic and industry organizations, she has contributed widely to the advancement of the human resources discipline. Marcia has made a tremendous and lasting impact, and I wish her the best in her retirement.”

Avedon will work over the next few months to support a smooth transition of responsibilities to Magner and Ruddy.

Magner will lead all aspects of the company’s human resources strategy and oversee all human resource functions globally. She has spent her entire career with the company, joining in 1998 through a human resources leadership development program. She has led human resources for several of the company’s business units in Europe, the Americas and globally, supporting business growth, organizational development, mergers and acquisitions, and transformation initiatives. Most recently, Magner served as vice president, talent and organization capability, where she led the organizational design after the separation of the company’s Industrial segment and the launch of Trane Technologies in 2020.

Ruddy most recently served as vice president, communications and corporate citizenship and will now also oversee the company’s marketing and government relations functions. She has led internal and external communications and stakeholder engagement for several strategic transactions and organizational change efforts, including the launch of Trane Technologies. Ruddy joined the company in 2014 as head of employee communications and engagement. Previously, she held communications leadership roles at Bank of America, Delhaize Group and Wachovia Corp.

“I’m excited to add Mairéad and Carrie’s varied experiences and valuable perspectives to our leadership team,” said Regnery. “Mairéad provides excellent counsel and business partnership and has deep expertise building diverse teams and capabilities, developing company culture, and accelerating business objectives through talent strategies and organizational capabilities.

“Carrie is skilled in leading reputation and stakeholder engagement strategies for major corporate transactions, large-scale organizational changes, and strategic business initiatives. These leaders will help enable our strategy as we continue to challenge what’s possible for a sustainable world.”

About Trane Technologies
Trane Technologies is a global climate innovator. Through our strategic brands Trane® and Thermo King®, and our environmentally responsible portfolio of products and services, we bring efficient and sustainable climate solutions to buildings, homes, and transportation. Learn more at tranetechologies.com.